Exhibit 3.1

SUMMIT HOTEL PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

7.125% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

Summit Hotel Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board has duly classified and designated 3,400,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation (“Preferred Stock”) as “7.125% Series C Cumulative Redeemable Preferred Stock,” with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as appear below, which, upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any appropriate renumbering or relettering of the sections or subsections thereof.

SECOND:  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.

7.125% Series C Cumulative Redeemable Preferred Stock

1.                                      Designation and Number.  A series of Preferred Stock, designated the “7.125% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”) is hereby established.  The par value of the Series C Preferred Stock shall be $0.01 per share.  The number of authorized shares of Series C Preferred Stock shall be 3,400,000.

2.                                      Rank.  The Series C Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and any class or series of capital stock of the Corporation expressly designated as ranking junior to the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Junior Stock”); (b) on a parity with the Corporation’s 9.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation’s 7.875% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, and any other class or series of capital stock of the Corporation expressly designated as ranking on a parity with the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”); and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation.  For purposes of the terms of the Series C Preferred Stock, the term “capital stock” does not include convertible or exchangeable debt securities of the Corporation which rank senior to the Series C Preferred Stock prior to conversion or exchange.  The Series C Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future indebtedness.

3.                                      Distributions.

(a)                                 Subject to the preferential rights of holders of any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series C Preferred Stock as to distribution rights, the holders of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 7.125% per annum of the $25.00 liquidation preference per share of Series C Preferred Stock (equivalent to a fixed annual amount of $1.78125 per share of Series C Preferred Stock).  Distributions on the Series C Preferred Stock shall accrue and be cumulative from (but excluding) the original date of issuance of any shares of Series C Preferred Stock and shall be payable quarterly in equal amounts in arrears on or about the last day of each February, May, August and November of each year, beginning on May 31, 2013 (each such day being hereinafter called a “Distribution Payment Date”); provided, however, if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.  The amount of any distribution payable on the Series C Preferred Stock for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board for the payment of distributions that is not more than 90 nor less than ten days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b)                                 No distributions on the Series C Preferred Stock shall be authorized by the Board or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)                                  Notwithstanding anything to the contrary contained herein, distributions on the Series C Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d)                                 Except as provided in Section 3(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of Parity Stock or

Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) for any period, nor shall shares of Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof, or a redemption, purchase or acquisition of Parity Stock or Junior Stock as permitted under Article VII of the Charter), nor shall any funds be paid or made available for a sinking fund for the redemption of any such shares by the Corporation, directly or indirectly (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all holders of shares of Parity Stock), unless full cumulative distributions on the Series C Preferred Stock for all past distribution periods shall have been or contemporaneously are declared and paid or declared and sum sufficient for the payment thereof is set apart for such payment.

(e)                                  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and any shares of Parity Stock, all distributions declared on the Series C Preferred Stock and any other shares of Parity Stock shall be declared pro rata so that the amount of distributions declared per share of Series C Preferred Stock and per share of Parity Stock shall in all cases bear to each other the same ratio that accrued distributions per share of Series C Preferred Stock and per share of Parity Stock (which shall not include any accrual in respect of unpaid distributions on any shares of Parity Stock for prior distribution periods if such Parity Stock does not have a cumulative distribution) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Stock which may be in arrears.

(f)                                   If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the Total Dividends.  The Corporation may elect to retain and pay income tax on its net long-term capital gains.  In such a case, the holders of Series C Preferred Stock would include in income their appropriate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(g)                                  Holders of Series C Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative distributions on the Series C Preferred Stock as described above.  Any distribution payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remains payable.  Accrued but unpaid distributions on the Series C Preferred Stock will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(h)                                 For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

4.                                      Liquidation Preference.

(a)                                 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of shares of any Junior Stock, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, after payment or provision for payment of all debts and other liabilities of the Corporation, a liquidation preference in cash or property at fair market value, as determined by the Board, of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to, but not including, the date of payment or the date the amount for payment is set apart (the “Liquidating Distributions”).

(b)                                 If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the Liquidating Distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all outstanding shares of Parity Stock, then the holders of shares of Series C Preferred Stock and the holders of such shares of Parity Stock shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c)                                  Written notice of the effective date of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, no fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation.

(d)                                 After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of shares of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e)                                  For the avoidance of doubt, the consolidation or merger of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation shall not be considered a liquidation, dissolution or winding up of the Corporation.

5.                                      Optional Redemption

(a)                                 The Series C Preferred Stock is not redeemable prior to March 20, 2018, except as permitted by Article VII of the Charter and as otherwise provided in this Section 5 and Section 6 below.  On and after March 20, 2018, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions on such shares of Series C Preferred Stock to, but not including, the redemption date (the “Regular Redemption Right”).  If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to the Regular Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Corporation.  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Stock Ownership Limit because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in Article VII of the Charter, the Corporation will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Stock Ownership Limit subsequent to such redemption.

(b)                                 To ensure that the Corporation remains qualified as a REIT for federal income tax purposes, the Series C Preferred Stock shall be subject to the provisions of Article VII of the Charter, pursuant to which shares of Series C Preferred Stock owned by a stockholder in excess of the Stock Ownership Limit shall automatically be transferred to a Charitable Trust and the Corporation shall have the right to purchase such shares, as provided in Article VII of the Charter.  If the Corporation calls for redemption any shares of Series C Preferred Stock pursuant to and in accordance with Article VII of the Charter and this Section 5(b), then the redemption price will be an amount equal to $25.00 per share, plus any accrued and unpaid distributions on the Series C Preferred Stock to, but not including, the redemption date, subject to any restrictions or limitations contained in Article VII of the Charter.

(c)                                  Unless full cumulative distributions on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series C Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series C Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock.

(d)                                 Immediately prior to any redemption of shares of Series C Preferred Stock pursuant to the Regular Redemption Right, the Corporation shall pay, in cash, any accrued and unpaid distributions on the Series C Preferred Stock to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series C Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such shares before such Distribution Payment Date.  Except as provided above and in Section 6(e), the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series C Preferred Stock for which a notice of redemption has been given.

(e)                                  The following procedures apply to the redemption of the Series C Preferred Stock pursuant to the Regular Redemption Right:

(i)                                     Notice of redemption pursuant to the Regular Redemption Right will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)                                  In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated shares of Series C Preferred Stock for payment of the redemption price; (F) that distributions on shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date; and (G) if applicable, that the holders of shares of Series C Preferred Stock to which such notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control (as defined in Section 6(b) below) and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined in Section 9(a) below), for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.  If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed pursuant to the Regular Redemption Right, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be so redeemed.

(iii)                               If notice of redemption pursuant to the Regular Redemption Right of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the redemption date; provided, however, if the redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, each holder of shares of Series C Preferred Stock so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date.

(iv)                              Holders of shares of Series C Preferred Stock to be redeemed pursuant to the Regular Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such shares of Series C Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series C Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid distributions payable upon such redemption.  In case less than all shares of Series C Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series C Preferred Stock without cost to the holder thereof.  Notwithstanding the foregoing, if the shares of Series C Preferred Stock to be redeemed are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), holders of shares of Series C Preferred Stock to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(f)                                   Subject to applicable law and the limitation on purchases when distributions on the Series C Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series C Preferred Stock in the open market, by tender or by private agreement.

(g)                                  Any shares of Series C Preferred Stock that shall at any time have been redeemed pursuant to the Regular Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

6.                                      Special Optional Redemption.

(a)                                 Upon the occurrence of a Change of Control (as defined below), the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the shares of Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price equal to $25.00 per share, plus any accrued and unpaid distributions to, but not including, the redemption date (“Special Optional Redemption Right”).

(b)                                 A “Change of Control” is when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

(i)                                     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all capital stock of the Corporation that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)                                  following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (the “NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

(c)                                  If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Corporation.  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Stock Ownership Limit because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in Article VII of the Charter, the Corporation will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Stock Ownership Limit subsequent to such redemption.

(d)                                 Unless full cumulative distributions on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no shares of Series C Preferred Stock shall be redeemed pursuant to the Special Option Redemption Right unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series C Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series C Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock.

(e)                                  Immediately prior to any redemption of shares of Series C Preferred Stock pursuant to the Special Optional Redemption Right, the Corporation shall pay, in cash, any accrued and unpaid distributions on the Series C Preferred Stock to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such shares before such Distribution Payment Date.  Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series C Preferred Stock for which a notice of redemption has been given.

(f)                                   The following procedures apply to the redemption of the Series C Preferred Stock pursuant to the Special Optional Redemption Right:

(i)                                     Notice of redemption pursuant to the Special Optional Redemption Right will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)                                  In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated shares of Series C Preferred Stock for payment of the redemption price; (F) that the shares of Series C Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (G) that the holders of shares of Series C Preferred Stock to which such notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (H) that distributions on shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date.  If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed pursuant to the Special Optional Redemption Right, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(iii)                               If notice of redemption pursuant to the Special Optional Redemption Right of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the redemption date; provided, however, if the redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, each holder of shares of Series C Preferred Stock so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date.

(iv)                              Holders of shares of Series C Preferred Stock to be redeemed pursuant to the Special Optional Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such shares of Series C Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series C Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid distributions payable upon such redemption.  In case less than all shares of Series C Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series C Preferred Stock without cost to the holder thereof.  Notwithstanding the foregoing, if the shares of Series C Preferred Stock to be redeemed are held in book-entry form through the facilities of DTC, holders of shares of Series C Preferred Stock to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(g)                                  Any shares of Series C Preferred Stock that shall at any time have been redeemed pursuant to the Special Optional Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

7.                                      Voting Rights.

(a)                                 Holders of Series C Preferred Stock will not have any voting rights, except as set forth below.

(b)                                 Whenever distributions on the Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of directors then constituting the Board shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Voting Parity Stock (as defined below)) and the holders of Series C Preferred Stock (voting as a single class together with the holders of any other class or series of shares of Parity Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (each, a “Preferred Stock Director”) at a special meeting of stockholders called by the holders of at least 33% of the outstanding shares of Series C Preferred Stock (or the holders of at least 33% of the outstanding shares of Voting Parity Stock) if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at the Corporation’s sole discretion, a separate special meeting of stockholders to be held no later than

90 days after the Corporation’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accumulated distributions on the shares of Series C Preferred Stock for the past distribution periods and the then-current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment in full.  The Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series C Preferred Stock and the outstanding shares of Voting Parity Stock when they have the voting rights set forth in this Section 7(b) (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

(c)                                  If and when all accrued distributions for past distribution periods and the distribution for the then-current distribution period on the Series C Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart for payment in full, the holders of Series C Preferred Stock shall immediately be divested of the voting rights set forth in Section 7(b) (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions for past distribution periods and the distribution for the then-current distribution period have been paid in full or declared and a sum sufficient for the payment thereof set apart for payment in full on all outstanding shares of Voting Parity Stock, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors shall be reduced accordingly. Any Preferred Stock Director may be removed at any time, but only for Cause, by the vote of, and shall not be removed otherwise than by the vote of, the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 7(b) and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 7(b) and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d)                                 So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not:

(i)                                     authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of the Corporation expressly designated as ranking senior to the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class); or

(ii)                                  amend, alter or repeal the provisions of the Charter, whether by merger or consolidation or otherwise (in any case, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting powers of the Series C Preferred Stock or the holders thereof, without the affirmative vote of the holders of at least two-thirds of the holders of the outstanding shares of Series C Preferred Stock (voting as a separate class); provided, however, that with respect to the occurrence of any Event set forth above, so long as shares of Series C Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series C Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series C Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Stock or the holders thereof; and provided further that any increase in the amount of the authorized shares of Series C Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of Parity Stock or Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e)                                  In any matter in which the holders of Series C Preferred Stock are entitled to vote separately as a single class, each such holder shall have the right to one vote for each share of Series C Preferred Stock held by such holder.  If the holders of shares of Series C Preferred Stock and the holders of outstanding shares of Voting Parity Stock are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

(f)                                   The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

8.                                      Information Rights.  During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required); and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series C Preferred Stock.  The Corporation will mail (or otherwise provide) the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

9.                                      Conversion.  Shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)                                 Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series C Preferred Stock pursuant to the Regular Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number shares of Common Stock, per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 5.1440 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock distribution), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 17,489,600 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the Corporation issues additional shares of Series C Preferred Stock (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series C Preferred Stock shall receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder of shares of Series C Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of shares of Series C Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series

C Preferred Stock shall receive shall be the form of consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.

(b)                                 No fractional shares of Common Stock shall be issued upon the conversion of shares of Series C Preferred Stock.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)                                  Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series C Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of shares of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the shares of Series C Preferred Stock pursuant to the Regular Redemption Right or Special Optional Redemption Right, the holder will not be able to convert shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)                                 The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 9(c) above to the holders of Series C Preferred Stock.

(e)                                  In order to exercise the Change of Control Conversion Right, a holder of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the shares of Series C Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent.  Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series C Preferred Stock.  Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

(f)                                   Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)                                  Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series C Preferred Stock, whether pursuant to its Regular Redemption Right or Special Optional Redemption Right.  Holders of Series C Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem prior to the Change of Control Conversion Date. Accordingly, if the Corporation has provided a redemption notice with respect to some of all of the Series C Preferred Stock, holders of any Series C Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their Change of Control Conversion right in respect of any of the shares that have been called for redemption, and such shares of Series C Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

(h)                                 The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i)                                     Notwithstanding anything to the contrary contained herein, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of the Stock Ownership Limit, as such term is defined in the Charter, as applicable.

10.                               Application of Article VII.  The Series C Preferred Stock is subject to the provisions of Article VII of the Charter.

THIRD:  The Series C Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH:  These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH:  The undersigned Executive Vice President, Chief Financial Officer and Treasurer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President, Chief Financial Officer and Treasurer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, SUMMIT HOTEL PROPERTIES, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and witnessed by its Secretary on March 18, 2013.

WITNESS:		SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Christopher R. Eng	By:	/s/ Stuart J. Becker
Name:	Christopher R. Eng	Name:	Stuart J. Becker
Title:	Secretary	Title:	Executive Vice President, Chief Financial Officer and Treasurer